Sussex Bancorp	Contact: Donald L. Kovach
399 Route 23	President/CEO
Franklin, NJ 07416	973-827-2914

SUSSEX BANCORP ANNOUNCES FIRST QUARTER 2009 EARNINGS
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FRANKLIN, NEW JERSEY – April 30, 2009– Sussex Bancorp (NASDAQ: “SBBX”) today announced its financial results for the first quarter ended March 31, 2009.

For the quarter ended March 31, 2009, the Company earned net income of $253,000, a decrease of approximately 60.3% from net income of $637,000 for the first quarter of 2008.   Basic and diluted earnings per share were $0.08 and $0.19 for the first quarter of 2009 and 2008, respectively. The Company’s first quarter 2009 performance reflects increases in net interest income offset by increased provision for loan losses and a decline in non-interest income.

 The Company’s net interest income increased $211 thousand, to $3.1 million for the quarter ended March 31, 2009 from $2.9 million for the first quarter of 2008. The Company’s interest income increased $131 thousand, or 2.3%, to $5.7 million for the three months ended March 31, 2009 from $5.6 million for the first quarter of 2008. The Company’s interest expense decreased $80 thousand, or 3.0%, to $2.6 million for the first quarter of 2009 from $2.7 million for the first quarter of 2008.

The Company’s non-interest income decreased to $1.3 million for the quarter ended March 31, 2009 from $1.7 million for the first quarter of 2008.  The decrease in non-interest income is attributable to lower insurance commissions and fees combined with decreased holding gains on trading securities.  The Company’s non-interest expense remained unchanged at $3.5 million for the quarters ended March 31, 2009 and 2008.  Salary and employee benefits decreased by $96 thousand, occupancy expense decreased $6 thousand, and furniture, fixtures and equipment decreased by $39 thousand. These decreases were offset by increases in FDIC assessments of $55 thousand and expenses related to foreclosed real estate of $161 thousand.

               The Company’s provision for loan losses increased to $639 thousand in the first quarter of 2009 from $173 thousand in the first quarter of 2008.  The increase reflects an increase in non-performing assets and added reserves necessary to adequately provide for potential collateral shortfalls caused by the decline in current real estate values, combined with increases deemed necessary by management due to continued general economic weakness and its potential impact on our borrowers.  At March 31, 2009, non-performing assets totaled $18.1 million compared to $15.0 million at December 31, 2008, as foreclosed real estate increased by $743 thousand, non-accrual loans by $1.3 million and loans past due 90 days and still accruing $1.0 million. The increase in non-performing assets was primarily related to three real estate secured credit relationships.

The Company’s total deposits increased to $400.7 million at March 31, 2009 from $319.2 million at March 31, 2008. The Company’s gross loans, net of unearned income increased $20.8 million to $323.2 million at March 31, 2009 from $302.4 million at March 31, 2008.  At March 31, 2009 the Company had total assets of $481.2 million, compared to total assets of $405.5 million at March 31, 2008.   At March 31, 2009, the leverage capital, tier 1 capital to risk weighted assets and total capital to risk weighted assets ratios of Sussex Bank, the Company’s bank subsidiary, were 8.23%, 10.78% and 12.04%, respectively, in excess of the 5%, 6% and 10% required to be deemed “well capitalized” under regulatory requirements.

Separately, the Company announced that its Board of Directors has increased the Company’s stock buyback program, so that the Company may now repurchase up to a total of 400,000 shares of the Company’s common stock. The Company has already repurchased 239,062 shares under this program. Purchases may be made in open market or privately negotiated transactions.

Sussex Bancorp is the holding company for Sussex Bank, which operates through its main office in Franklin, New Jersey and branch offices in Andover, Augusta, Newton, Montague, Sparta, Vernon and Wantage, New Jersey, Port Jervis and Warwick, New York and for the Tri-State Insurance Agency, Inc., a full service insurance agency located in Sussex County, New Jersey.

SUSSEX BANCORP
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in thousands, except share data)	March 31, 2009	March 31, 2008	December 31, 2008

ASSETS
Cash and due from banks	$10,871	$11,934	$7,602
Federal funds sold	32,930	10,350	13,310
Cash and cash equivalents	43,801	22,284	20,912

Interest bearing time deposits with other banks	2,839	100	100
Trading securities	11,315	13,834	13,290
Securities available for sale	76,589	48,997	62,272
Federal Home Loan Bank Stock, at cost	1,974	2,077	1,975

Loans receivable, net of unearned income	323,204	302,402	320,880
Less: allowance for loan losses	6,412	5,309	5,813
Net loans receivable	316,792	297,093	315,067

Foreclosed real estate	4,607	316	3,864
Premises and equipment, net	8,332	8,941	8,526
Accrued interest receivable	2,032	1,944	2,115
Goodwill	2,820	2,820	2,820
Other assets	10,055	7,119	9,654

Total Assets	$481,156	$405,525	$440,595

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$36,215	$42,621	$34,784
Interest bearing	364,461	276,626	325,297
Total Deposits	400,676	319,247	360,081

Borrowings	33,132	36,187	33,146
Accrued interest payable and other liabilities	2,525	2,336	2,571
Junior subordinated debentures	12,887	12,887	12,887

Total Liabilities	449,220	370,657	408,685

Total Stockholders' Equity	31,936	34,868	31,910

Total Liabilities and Stockholders' Equity	$481,156	$405,525	$440,595

SUSSEX BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended March 31,
(Dollars in thousands)	2009	2008

INTEREST INCOME
Loans receivable, including fees	$4,808	$4,811
Securities:
Taxable	627	524
Tax-exempt	273	236
Federal funds sold	12	24
Interest bearing deposits	7	1
Total Interest Income	5,727	5,596

INTEREST EXPENSE
Deposits	2,169	2,130
Borrowings	352	382
Junior subordinated debentures	104	193
Total Interest Expense	2,625	2,705

Net Interest Income	3,102	2,891
PROVISION FOR LOAN LOSSES	639	173
Net Interest Income after Provision for Loan Losses	2,463	2,718

OTHER INCOME
Service fees on deposit accounts	367	351
ATM fees	107	105
Insurance commissions and fees	614	743
Investment brokerage fees	47	47
Holding gains on trading securities	35	217
Gain on sale of securities, available for sale	-	84
Loss on sale of foreclosed real estate	(1)	-
Other	168	132
Total Other Income	1,337	1,679

OTHER EXPENSES
Salaries and employee benefits	1,783	1,879
Occupancy, net	352	358
Furniture, equipment and data processing	340	373
Stationary and supplies	45	43
Professional fees	183	109
Advertising and promotion	59	126
Insurance	41	38
FDIC Assessment	150	95
Postage and freight	42	38
Amortization of intangible assets	5	15
Expenses related to foreclosed real estate	183	22
Other	365	377
Total Other Expenses	3,548	3,473

Income before Income Taxes	252	924
PROVISION (BENEFIT) FOR INCOME TAXES	(1)	287
Net Income	$253	$637

SUSSEX BANCORP
COMPARATIVE AVERAGE BALANCES AND AVERAGE INTEREST RATES
(Unaudited)

	Three Months Ended March 31,
(Dollars in thousands)	2009			2008
	Average		Average	Average		Average
Interest earning assets:	Balance	Interest (1)	Rate (2)	Balance	Interest (1)	Rate (2)
Securities:
Tax exempt (3)	$26,709	$278	4.22%	$22,643	$352	6.25%
Taxable	56,817	627	4.48%	40,389	524	5.22%
Total securities	83,526	905	4.39%	63,032	876	5.59%
Total loans receivable (4)	322,535	4,808	6.05%	300,024	4,811	6.45%
Other interest-earning assets	26,676	19	0.29%	2,941	25	3.42%
Total interest earning assets	432,737	$5,732	5.37%	365,997	$5,712	6.28%

Non-interest earning assets	34,492			29,437
Allowance for loan losses	(6,000)			(5,226)
Total Assets	$461,228			$390,208

Interest bearing liabilities:
Interest bearing deposits:
NOW	$57,897	$159	1.11%	$59,235	$244	1.66%
Money market	14,703	48	1.33%	32,716	215	2.65%
Savings	159,739	1,026	2.61%	38,504	112	1.17%
Time	112,901	936	3.36%	136,092	1,559	4.61%
Total interest bearing deposits	345,240	2,169	2.55%	266,547	2,130	3.21%
Borrowed funds	33,138	352	4.25%	35,650	382	4.24%
Junior subordinated debentures	12,887	104	3.22%	12,887	193	5.91%
Total interest bearing liabilities	391,265	$2,625	2.72%	315,084	$2,705	3.45%

Non-interest bearing liabilities:
Demand deposits	36,479			38,653
Other liabilities	1,261			1,844
Total non-interest bearing liabilities	37,740			40,497
Stockholders' equity	32,223			34,627
Total Liabilities and Stockholders' Equity	$461,228			$390,208

Net Interest Income and Margin (5)		$3,107	2.91%		$3,007	3.30%

(1) Includes loan fee income
(2) Average rates on securities are calculated on amortized costs
(3) Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance
(4) Loans outstanding include non-accrual loans
(5) Represents the difference between interest earned and interest paid, divided by average total interest-earning assets